Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 11, 2013, with respect to the consolidated financial statements and schedule, included in the Annual Report on Form 10-K for the year ended December 31, 2012 of Motricity, Inc. and subsidiaries, which are included in this Registration Statement. We consent to the inclusion in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Seattle, Washington

March 13, 2013